UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2015

WESTBURY BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35871	46-1834307
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 South Main Street, West Bend, Wisconsin	53095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 334-5563

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2015, the Board of Directors of Westbury Bancorp, Inc. (the “Company”) announced the appointment of Greg J. Remus, 45, President and Chief Operating Officer of the Company and its subsidiary, Westbury Bank (the "Bank"), as President and Chief Executive Officer of the Company and the Bank effective October 1, 2015. Raymond F. Lipman will continue to serve as the Chairman of the Board of the Company and the Bank.

Mr. Remus has been employed by Westbury Bank since 2009. From 2009 through February 2014, he served as Senior Vice President of Lending. He was appointed as Chief Operating Officer in February 2014 and as President effective January 1, 2015. Mr. Remus has over 20 years of experience in the financial services industry.

Mr. Remus has two mortgage loans with the Bank. The first is on his primary residence for $416,000 made in December 2014 and the second is for construction of a new primary residence for $450,000 made in May 2015. Both loans were originated through an employee loan program pursuant to which loans are made at a discount of 50 basis points to the Bank's regular loan rates. The principal balance was approximately $406,113 as of June 30, 2015. Mr. Remus, as of June 30, 2015 has paid approximately $9,887 in principal and approximately $5,036 in interest on the loan since September 30, 2014. The current interest rate on the loan is 2.25%. The principal balance on the second loan was approximately $450,000 as of June 30, 2015. Mr. Remus, as of June 30, 2015, has paid no principal or interest on the loan as of June 30, 2015 as the first payment was due July 1, 2015. The current interest rate on the loan is 3.375%.

A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. None.

(d)	Exhibits.
99.1 Press Release Dated July 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTBURY BANCORP, INC.
DATE: July 17, 2015	By:	/s/ Kirk J. Emerich
Kirk J. Emerich
Senior Vice President - Chief Financial Officer